Exhibit 99.1

Juniata Valley Financial Corp. Announces Second Quarter Results

Mifflintown, PA, July 25, 2019 (GLOBE NEWSWIRE) --

Juniata Valley Financial Corp. (OTC Pink: JUVF) (“Juniata”), announced net income for the second quarter ended June 30,  2019,  was  $1,845,000 compared to net income of $1,975,000 for the quarter ended June 30,  2018. Earnings per share, basic and diluted, was $0.36 in the second quarter of 2019 compared to basic and diluted earnings per share of $0.40 and $0.39, respectively, over the same period in 2018. For the six months ended June 30, 2019, net income was $3,258,000 compared to net income of $3,302,000 for the six months ended June 30, 2018. Earnings per share, basic and diluted, during the six months ended June 30, 2019 was $0.64 compared to basic and diluted earnings per share of $0.68 and $0.67, respectively, during the corresponding 2018 period.

Comparability of the results for the 2019 and 2018 periods was impacted by an adjustment related to an acquisition completed in the second quarter of 2018. The previously reported net income for the three and six months ended June 30, 2018 of $1,569,000 and $2,896,000, respectively,  was subsequently increased by $406,000 in the first quarter of 2019 due to the removal of a deferred tax liability related to Juniata’s previous 39.16% ownership in Liverpool Community Bank (“Liverpool”) upon Juniata’s acquisition of its remaining shares on April 30, 2018.

President and Chief Executive Officer, Marcie A. Barber stated, “Second quarter results continue to highlight the strength of our Company, as levels of non-performing loans have declined to the lowest levels in over ten years through successful work-outs and recoveries of aged charge-offs. We believe our organic growth in core deposits indicates confidence in our Bank. Two successful and immediately accretive acquisitions within three years exhibit expertise in evaluating and integrating new partners. Further, ongoing efforts to reduce income statement volatility by satisfying liabilities inherent in legacy defined benefit plans signal our commitment to shareholders to deliver consistent performance.”

Annualized return on average assets and annualized return on average equity for the six months ended June 30, 2019 were 1.03% and 9.52%, respectively. Annualized return on average assets and annualized return on average equity for the six month period in 2018 was 1.09% and 10.98%, respectively.

Net interest income, after the provision for loan and lease losses, increased $1,655,000, or 17.4%, during the six months ended June 30, 2019 over the comparable 2018 period. The increase in net interest income was  partially attributed to an increase of $1,274,000 in loan interest income, which was partially offset by a $497,000 increase in interest expense on deposits over the same period. Also contributing to the increase in net interest income during the 2019 period was a decrease of $643,000 in the provision for loan and lease losses in comparison to the same period in 2018. A credit of $444,000 was recorded to the loan loss provision during the six months ended June 30, 2019 primarily due to net recoveries of $424,000 during the period. Primarily due to the acquisition of Liverpool on April 30, 2018, average earning assets increased by  $20,945,000, or 3.7%,  during the six months ended June 30, 2019 over the comparable period in 2018, while average interest bearing deposits increased by $19,539,000, or 5.1%. Over the first six months of 2019, the yield on earning assets increased 39 basis points to 4.46% over the comparable 2018 period, while the yield on interest bearing liabilities increased 23 basis points to 1.03%.

Non-interest income was $2,308,000 during the six months ended June 30, 2019 in comparison to  $2,670,000 during the six months ended June 30, 2018.  Most significantly impacting the comparative six month periods was a decline in income/gain from unconsolidated subsidiary of $296,000, which included a $215,000 gain from the adjustment to the carrying value of Juniata’s previous 39.16% ownership in Liverpool prior to its 100% acquisition. The equity method of accounting for the Liverpool investment ended with the acquisition by Juniata of the remaining outstanding Liverpool shares in April 2018. Since then, all income and expense items from the newly acquired Liverpool office have been included as part of Juniata’s operations in the appropriate line items in the financial statements.  Also contributing to the decline in non-interest income was a net loss on sales and calls of securities driven by the strategic repositioning of the investment portfolio in 2019, as well as declines in the value of equity securities and  fees derived from loan activity.  Partially offsetting these declines  during the period were increases of $56,000, or 9.1%, in debit card fee income and $46,000, or 38.3%, in commissions from sales of non-deposit products.

Non-interest expense was $10,129,000 during the six months ended June 30, 2019 compared to  $9,311,000 during the six months ended June 30, 2018.  Non-interest expense increased in the first six months of 2019 compared to the same period in 2018 primarily driven by Juniata’s growth resulting from the Liverpool acquisition; specifically, employee compensation and benefits, occupancy, equipment, and data processing expenses all increased in the 2019 period,  with professional fees also increasing. Included in employee benefits expense was a $278,000 pre-tax charge to earnings recorded during the six months ended June 30, 2019 as a result of a lump sum payment made to Juniata’s remaining defined benefit plan participants who opted for that election in the continuing process of terminating Juniata’s defined benefit plan.  Partially offsetting these increases was a decline in merger and acquisition expense of $440,000 as no similar expense was recorded in the 2019 period.

The income tax provision increased by $519,000 during the six months ended June 30, 2019 compared to the same period in 2018 due to greater taxable income recorded in 2019, as well as the removal of the aforementioned $406,000 deferred tax liability related to Juniata’s previous ownership in Liverpool on April 30, 2018.

Annualized return on average assets for the three months ended June 30, 2019 was 1.16% compared to 1.28% for the three months ended June 30, 2018. Annualized return on average equity for the three months period in 2019 was 10.63% compared to 12.70% for the comparable 2018 period.

Net interest income increased during the three months ended June 30, 2019 by $498,000, or 9.9%, when compared to the three months ended June 30, 2018. The loan loss provision decreased $500,000 in the second quarter of 2019 in comparison to the same period in 2018 primarily due to net recoveries of $480,000 during the period.

Non-interest income during the three months ended June 30, 2019 was $1,214,000 compared to $1,496,000 during the three months ended June 30, 2018. Most significantly impacting the comparative three month period was the income/gain from unconsolidated subsidiary, which decreased by $227,000 in the second quarter of 2019 compared to the same period in 2018 due to the aforementioned $215,000 adjustment to the carrying value of Juniata’s previous partial ownership in Liverpool recorded in the second quarter of 2018.

Non-interest expense for the three months ended June 30, 2019 was $5,294,000 compared to $4,906,000 for the three months ended June 30, 2018. Non-interest expense increased during the second quarter of 2019 compared to the same period in 2018 due to the recording of the aforementioned $278,000 defined benefit lump sum settlement charge in employee benefits expense, as well increases related to the Liverpool acquisition in most expense line items.  Partially offsetting these increases was a $376,000 decline in merger and acquisition expense as no such expense was recorded during the second quarter of 2019.

The income tax provision increased by $458,000 during the three months ended June 30, 2019 compared to the same period in 2018 due to greater taxable income recorded in 2019, as well as the removal of the aforementioned $406,000 deferred tax liability on April 30, 2018 that was related to Juniata’s previous ownership in Liverpool.

Total assets at June 30, 2019 were $662,064,000, an increase of $36,828,000 compared to total assets of $625,236,000 at December 31, 2018. Total securities available for sale and cash and cash equivalents increased by $38,066,000 and $9,092,000, respectively, when comparing June 30, 2019 to December 31, 2018, while total loans declined by $10,180,000 over the period. In addition, total borrowings and deposits increased by $18,346,000 and $12,653,000, respectively, as did total capital by $5,148,000. A balance sheet leverage strategy was undertaken in the second quarter of 2019, whereby Juniata borrowed $30,000,000 in long-term FHLB advances and subsequently invested the same amount into higher yielding investment securities.

On July 16, 2019, Juniata Valley Financial Corp.’s Board of Directors declared a cash dividend of $0.22 per share, payable on August 30, 2019 to shareholders of record on August 15, 2019.

Management considers subsequent events occurring after the statement of condition date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission.  Accordingly, the financial information in this announcement is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with sixteen community offices located in Juniata, Mifflin, Perry, Huntingdon, McKean and Potter Counties. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades through the Pink Open Market under the symbol JUVF.

Forward-Looking Information

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata is making forward-looking statements. Such information is based on Juniata’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this forward-looking information. Many factors could affect future financial results. Juniata undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata’s filings with the Securities and Exchange Commission.

Financial Statements

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Financial Condition

(Dollars in thousands, except share data)	(Unaudited)
	June 30, 2019	December 31, 2018
ASSETS
Cash and due from banks	$14,431	$15,617
Interest bearing deposits with banks	2,117	110
Federal funds sold	9,000	729
Cash and cash equivalents	25,548	16,456

Interest bearing time deposits with banks	2,700	3,290
Equity securities	1,133	1,118
Securities available for sale	180,019	141,953
Restricted investment in bank stock	3,098	2,441
Total loans	407,451	417,631
Less: Allowance for loan losses	(3,015)	(3,034)
Total loans, net of allowance for loan losses	404,436	414,597
Premises and equipment, net	8,518	8,744
Other real estate owned	595	744
Bank owned life insurance and annuities	16,095	15,938
Investment in low income housing partnerships	4,235	4,545
Core deposit and other intangible assets	361	405
Goodwill	9,047	9,139
Mortgage servicing rights	190	200
Accrued interest receivable and other assets	6,089	5,666
Total assets	$662,064	$625,236
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$123,355	$126,057
Interest bearing	411,020	395,665
Total deposits	534,375	521,722

Securities sold under agreements to repurchase	2,857	2,911
Short-term borrowings	—	11,600
Long-term debt	45,000	15,000
Other interest bearing liabilities	1,596	1,596
Accrued interest payable and other liabilities	5,710	5,029
Total liabilities	589,538	557,858
Stockholders' Equity:
Preferred stock, no par value: Authorized - 5000,000 shares, none issued	—	—
Common stock, par value $1.00 per share: Authorized 20,000,000 shares Issued - 5,141,749 shares at June 30, 2019; 5,134,249 shares at December 31, 2018 Outstanding - 5,103,628 shares at June 30, 2019; 5,092,048 shares at December 31, 2018	5,142	5,134
Surplus	24,858	24,821
Retained earnings	43,539	42,525
Accumulated other comprehensive loss	(301)	(4,299)
Cost of common stock in Treasury: 38,121 shares at June 30, 2019; 42,201 shares at December 31, 2018	(712)	(803)
Total stockholders' equity	72,526	67,378
Total liabilities and stockholders' equity	$662,064	$625,236

Juniata Valley Financial Corp. and Subsidiary

Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(Dollars in thousands, except share and per share data)	June 30,		June 30,
	2019	2018	2019	2018
Interest income:
Loans, including fees	$5,611	$5,041	$10,866	$9,592
Taxable securities	940	765	1,789	1,540
Tax-exempt securities	32	99	93	202
Other interest income	129	39	182	49
Total interest income	6,712	5,944	12,930	11,383
Interest expense:
Deposits	973	745	1,836	1,339
Securities sold under agreements to repurchase	10	17	21	32
Short-term borrowings	1	59	14	143
Long-term debt	165	60	326	153
Other interest bearing liabilities	11	9	22	17
Total interest expense	1,160	890	2,219	1,684
Net interest income	5,552	5,054	10,711	9,699
Provision for loan losses	(459)	41	(444)	199
Net interest income after provision for loan losses	6,011	5,013	11,155	9,500
Non-interest income:
Customer service fees	429	437	851	849
Debit card fee income	364	324	672	616
Earnings on bank-owned life insurance and annuities	71	86	140	167
Trust fees	91	123	190	225
Commissions from sales of non-deposit products	95	70	166	120
Income from unconsolidated subsidiary	—	227	—	296
Fees derived from loan activity	64	77	134	172
Mortgage banking income	19	17	36	36
Loss on sales and calls of securities	—	—	(56)	(15)
Change in value of equity securities	6	52	15	46
Other non-interest income	75	83	160	158
Total non-interest income	1,214	1,496	2,308	2,670
Non-interest expense:
Employee compensation expense	2,068	1,933	4,036	3,725
Employee benefits	857	523	1,598	1,087
Occupancy	321	294	670	612
Equipment	218	197	432	404
Data processing expense	528	488	989	904
Director compensation	54	53	105	107
Professional fees	365	177	562	354
Taxes, other than income	144	139	278	252
FDIC Insurance premiums	51	79	107	149
Loss (gain) on sales of other real estate owned	14	(10)	14	(10)
Amortization of intangible assets	22	20	44	31
Amortization of investment in low-income housing partnerships	200	200	400	400
Merger and acquisition expense	—	376	—	440
Other non-interest expense	452	437	894	856
Total non-interest expense	5,294	4,906	10,129	9,311
Income before income taxes	1,931	1,603	3,334	2,859
Income tax provision (benefit)	86	(372)	76	(443)
Net income	$1,845	$1,975	$3,258	$3,302
Earnings per share
Basic	$0.36	$0.40	$0.64	$0.68
Diluted	$0.36	$0.39	$0.64	$0.67
Cash dividends declared per share	$0.22	$0.22	$0.44	$0.44
Weighted average basic shares outstanding	5,101,751	4,987,137	5,098,460	4,879,361
Weighted average diluted shares outstanding	5,121,273	5,008,218	5,119,030	4,898,248

JoAnn McMinn

Email: joann.mcminn@jvbonline.com

Phone: (717) 436-3206